Exhibit 99.1

Biologix Hair Inc. Appoints Dr. Diego Castresana as VP of Research and Development, Director

Toronto, Ontario – January 24, 2013 – Biologix Hair Inc. (OTCBB: TGPO; OTCQB: TGPO) has appointed Dr. Diego Castresana to Vice President of Research and Development and a member of the Company's Board of Directors. In addition to today's appointments, Dr. Castresana continues to serve as Vice President of Research and Development for Biologix Hair Science Ltd., the wholly owned subsidiary of Biologix Hair Inc., which controls the worldwide Intellectual Property rights associated with the Biologix Hair Therapy SystemTM.

Diego Castresana, MD, Ms. H.S.A., is a physician from Universidad del Norte in Barranquilla, Colombia, having obtained his degree in 1993. He attained a Master’s degree in Health Services Administration from Nova Southeastern University in 1999 and a certificate in Top Management from Universidad del Norte in 2004.

Dr. Castresana worked for Universidad del Norte as a graduate studies professor, Director of Graduate Programs in Health Services Administration, a hospital board member and as CEO of the university hospital, where he led the process of transforming it from a basic healthcare center to a state-of-the-art university hospital with high-level complexity. In 2005 Diego Castresana moved to Cuenca, Ecuador to work for American Hospital Management Company as CEO of Hospital Universitario del Río, the largest university hospital in the south of the country. Dr. Castresana was appointed CEO when the new facility was 45% built and directed all of the activities oriented towards completion of two buildings, occupying 37,000 m2 with state-of-the-art medical equipment and serving an area equal to one-fourth of the country. Following this success he became a private consultant for the healthcare sector in Barranquilla.

Dr. Castresana stated, “Research and development at Biologix Hair Inc. is extremely important. The work we are already doing with the Beijing Institute of Technology to standardize our patent pending Biologix Revive hair formula also has the potential to uncover refinements and I look forward to learning both exciting new information about alopecia as well as potential ways in which we can continuously improve our already remarkably effective therapy. I am pleased that R&D is an ongoing priority for Biologix and honored to lead this effort as we work towards securing worldwide approvals for the Biologix Hair Therapy SystemTM.”

About Biologix Hair Inc. and Biologix Hair Science Ltd.

Biologix Hair Inc. (Biologix Hair), together with its wholly owned biotechnology subsidiary, Biologix Hair Science Ltd. TM (BHS), is focused on realizing the full market potential for its patent-pending hair loss formula – Biologix Revive – and its demonstrated ability to prevent and reverse the effects of alopecia, which plagues hundreds of millions worldwide.

Between mid-2004 and mid-2012, more than 30,000 pre-clinical-trial treatments of Biologix Revive were administered to 5,000-plus patients in South America suffering with varying degrees of alopecia, as well as people seeking preventive treatment. The participating treatment clinicians subjectively observed and reported that virtually 100% of preventive care clients continued to retain their healthy hair and an estimated 80-85% of the males and 90-plus% of the females treated for hair regeneration experienced significant regrowth of their own natural hair. And among alopecia areata patients, virtually total hair regrowth was observed in 100% of the cases. To date, no negative side effects have been reported.

BHS is currently focused on obtaining FDA approval for its breakthrough hair loss prevention and regeneration therapy and has initiated a research and development program with one of the world's leading medical research universities, the Beijing Institute of Technology (BIT). The R&D program, expected to take approximately twelve months to complete, is an important final step before formal clinical trials and the FDA approval process begins.

Additionally, on May 11, 2012, Venable LLC, the Washington-based law firm overseeing the worldwide IP and regulatory approval processes on behalf of BHS, filed a Patent Cooperation Treaty (PCT) application on behalf of BHS for Biologix Revive in Geneva, Switzerland. The PCT is an international treaty, administered by the World Intellectual Property Organization (WIPO), to which 144 countries have as of now contracted, including Canada and the United States.

Biologix management is determined to be in a ready position to capitalize on the high-margin sales potential of the Biologix Hair Therapy SystemTM, if and when FDA and other major market approvals are forthcoming.

As BHS advances the regulatory approval process, Biologix Hair, together with wholly owned subsidiary companies operated by BHS, are rapidly developing a global distribution network of licensed clinicians and medical practitioners seeking to become Certified Biologix Hair TherapistsTM and secure exclusive territorial purchasing and treatment rights for the Biologix Hair Therapy SystemTM.

Biologix Hair has decided not to risk creating any potential regulatory conflicts by offering treatment outside the United States and other major high-product-margin markets until FDA approval has been granted. Therefore, the Biologix Hair Therapy SystemTM is not yet available other than to the 5,000+ patients who participated in the pre-clinical-trials conducted in South America.

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Contact info for Biologix Hair Inc.

Corporate Communications
Toll Free: +1 855.292.8585
Phone: +1 902.801.7920
Email: CorporateCommunications@BiologixHair.com
Web: www.BiologixHair.com

Disclaimer

This announcement is not an offer to sell any Biologix Hair Inc. ("Biologix") securities. Offers for any given security are made only through applicable offering circulars and related documents filed with the SEC pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. Certain statements contained herein and subsequent oral statements made by and on behalf of Biologix may contain "forward-looking statements". Such forward-looking statements are identified by words such as "intends," "anticipates, " "believes," "expects" and "hopes" and includes, without limitation, the development of treatment centers and approval from regulatory authorities. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors beyond our control that could cause actual events or results to be significantly different from those described in the forward-looking statements. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise. In Canada, Europe and the United States, the Biologix treatment is not approved for use by Health Canada, EMA or the FDA. The company makes no representations that it will receive Health Canada, EMA or FDA approvals.